ImmuCell Announces Product Sales Increases and Other Financial Results

PORTLAND, ME -- (Marketwire - February 14, 2013) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month and twelve-month periods ended December 31, 2012.

"Despite the ongoing economic hardships faced by our customers, we ended the year with strong product sales in the fourth quarter. Sales of our lead product, First Defense®, increased by 16% and 5% during the fourth quarter and for the full year, respectively, over 2011 levels," commented Michael F. Brigham, President and CEO. "As projected, our bottom line performance improved from a loss in 2011 to a profit in 2012."

During the three-month period ended December 31, 2012, product sales increased by 9%, or $116,000, to $1,421,000 in comparison to the same period in 2011. During the year ended December 31, 2012, product sales increased by 5.5%, or $279,000, to $5,390,000 in comparison to 2011.

The net operating income was $245,000 during the year ended December 31, 2012, in contrast to a net operating loss of ($633,000) during 2011. The net income was $90,000, or $0.03 per share, during the year ended December 31, 2012, in contrast to a net loss of ($410,000), or ($0.14) per share, for 2011. The improved financial performance is principally due to planned reductions in product development expenses associated with the Mast Out® product development initiative, as well as increased gross margin from sales of First Defense®. The Company remains actively engaged in pursuing the necessary financing to complete the Mast Out® initiative.

Cash, cash equivalents and short-term investments decreased by less than 1%, or $46,000, to $4,914,000 at December 31, 2012 as compared to $4,960,000 at December 31, 2011. Stockholders' equity increased by 2%, or $174,000, to $9,195,000 at December 31, 2012 as compared to $9,020,000 at December 31, 2011. The Company had 3,019,000 shares of common stock outstanding as of December 31, 2012.

                                      (Unaudited)
                                  For the Three-Month  For the Twelve-Month
                                     Periods Ended         Periods Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
(In thousands, except per share
 amounts)                           2012       2011       2012       2011
                                 ---------  ---------  ---------- ---------

Product sales                    $   1,421  $   1,305  $    5,390 $   5,111
Costs of goods sold                    671        580       2,336     2,297
                                 ---------  ---------  ---------- ---------
    Gross margin                       750        725       3,054     2,814

Product development expenses           234        271         918     1,720
Selling and administrative
 expenses                              503        445       1,891     1,727
                                 ---------  ---------  ---------- ---------
    Other operating expenses           737        716       2,809     3,447
                                 ---------  ---------  ---------- ---------

NET OPERATING INCOME (LOSS)             13          9         245      (633)

Other expenses, net                     24          7          53        64
                                 ---------  ---------  ---------- ---------

(LOSS) INCOME BEFORE INCOME
 TAXES                                 (11)         2         192      (697)

Income tax expense (benefit)             6          3         102      (287)
                                 ---------  ---------  ---------- ---------

NET (LOSS) INCOME                $     (17) $      (1) $       90 $    (410)
                                 =========  =========  ========== =========

Weighted average common shares
 outstanding:
  Basic                              3,019      3,001       3,018     2,985
  Diluted                            3,019      3,001       3,108     2,985

NET (LOSS) INCOME PER SHARE:
  Basic                          $   (0.01) $   (0.00) $     0.03 $   (0.14)
  Diluted                        $   (0.01) $   (0.00) $     0.03 $   (0.14)

                                                   As of           As of
                                                December 31,    December 31,
(In thousands)                                      2012           2011
                                               -------------- --------------

Cash, cash equivalents and short-term
 investments                                   $        4,914 $        4,960
Total assets                                           11,030         10,991
Net working capital                                     6,697          6,516
Stockholders' equity                           $        9,195 $        9,020

About ImmuCell:
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106